STRATEGIC COOPERATION AGREEMENT

This Strategic Cooperation Agreement (the “Agreement”) is entered into as of November 3, 2026 (the “Effective Date”), by and between Alphega Innovations Corporation, a Wyoming corporation (“AIC”), with offices at 30 N Gould St Ste R, Sheridan, WY 82801, and Maison Bouvier Inc., a Colorado corporation (“Party A”), with offices at 1500 N Grant St Ste R, Denver, CO 80203. AIC and Party A are each a “Party” and collectively the “Parties.”

RECITALS

WHEREAS, the Parties wish to establish a strategic partnership to originate, evaluate, structure and execute corporate, acquisition, financing and other commercial transactions through AIC and, where appropriate, a majority-owned subsidiary;

WHEREAS, Party A expects to contribute transaction opportunities, strategic relationships, business development and transaction execution support, and AIC expects to contribute strategic oversight, corporate infrastructure, financial analysis and transaction structuring expertise;

WHEREAS, Party A proposes to invest US$400,000 in AIC in exchange for Common Shares pursuant to a separate Investment Rights Agreement;

WHEREAS, separately from the Common Shares purchased with such investment, Party A may earn up to 6,000 Series B Preferred Shares through qualifying transaction performance during a three-year earn-out period, subject to the conditions of this Agreement and a separate Share Grant Agreement; and

WHEREAS, the Parties contemplate forming Alphega XYZ Corp (“NewCo”), or such other name as the Parties may mutually agree upon, as a management and services platform, subject to appropriate organizational and governance documents.

NOW, THEREFORE, in consideration of the mutual covenants herein, the Parties agree as follows:

1. Purpose of Cooperation

The Parties will cooperate to identify, introduce, evaluate and, where approved by AIC, pursue acquisitions, mergers, strategic partnerships, joint ventures, financings, restructurings, investments and other business opportunities. Nothing in this Agreement obligates AIC or its affiliates to pursue or consummate any opportunity.

2. Formation, Ownership and Governance of NewCo

2.1 Formation and Purpose. The Parties intend to form NewCo as a management and services platform supporting AIC’s corporate finance, strategic development and transaction structuring activities. Formation and operations shall be subject to applicable law and definitive organizational documents.

2.2 Ownership. Upon formation and issuance pursuant to definitive documents, NewCo is contemplated to be owned 80% by AIC and 20% by Party A, subject to the NewCo capitalization and governing documents. NewCo equity is distinct from Common Shares and Series B Preferred Shares of AIC.

2.3 Governance. AIC shall exercise strategic oversight. Party A shall have the right to designate one director of NewCo while Party A has completed the US$400,000 Strategic Investment and continues to beneficially own Series B Preferred Shares, subject to applicable law and NewCo governing documents. The bylaws or other governing documents shall address management, distributions, transfers and repurchase rights.

Strategic Cooperation Agreement | AIC Inc / Maison Bouvier Inc.

3. Contributions of the Parties

3.1 Party A. Party A shall use commercially reasonable efforts to originate and introduce appropriate transaction opportunities; provide relevant strategic contacts, commercial information and reasonable support for evaluation, negotiation and execution; and cooperate with applicable due diligence and reporting requirements.

3.2 AIC. AIC shall provide strategic oversight, platform resources, transaction evaluation and structuring support, and such personnel and corporate infrastructure as AIC determines appropriate in its business judgment.

4. Strategic Investment and Common Shares

4.1 Commitment. Party A agrees to invest an aggregate of US$400,000 in AIC, or to cause one or more other persons or entities to invest such amount in AIC on its behalf (the “Strategic Investment”), in exchange solely for AIC Common Shares, on the price, issuance, representations and other terms set forth in a separate Investment Rights Agreement. No Common Share quantity or price is established by this Agreement.

4.2 Timing. The Strategic Investment shall be funded within 90 days after execution of this Agreement, and may be funded in multiple tranches, subject to the Investment Rights Agreement. Common Shares shall be issuable only in respect of funds actually received by AIC and upon satisfaction of applicable issuance conditions.

4.3 Separate Consideration. The Strategic Investment and its corresponding Common Shares are separate and independent from the contingent Series B Preferred Share earn-out in Section 5. Payment of the Strategic Investment alone does not earn, vest or entitle Party A to Series B Preferred Shares. No Series B Preferred Shares shall vest unless the full US$400,000 has been received by AIC.

4.4 Funding Default. If Party A fails to complete the Strategic Investment by the applicable deadline, AIC may, upon written notice and subject to any applicable cure provisions in the Investment Rights Agreement, suspend participation or terminate this Agreement. Such termination shall not require issuance of unearned preferred shares.

5. Contingent Performance Earn-Out of Series B Preferred Shares

5.1 Maximum and Period. Subject to this Agreement, the Share Grant Agreement and all required approvals, Party A may earn up to 6,000 AIC Series B Preferred Shares (the “Earn-Out Shares”) solely through achievement of the performance milestones below during the three (3) years following the Effective Date (the “Earn-Out Period”). Unvested Earn-Out Shares expire and are forfeited automatically at the end of the Earn-Out Period. They are not consideration for the Strategic Investment.

5.2 Qualified Transaction. A “Qualified Transaction” means an opportunity first introduced by Party A and successfully completed by AIC, NewCo or a AIC affiliate consisting of: (a) third-party equity or debt capital actually funded, excluding Party A’s initial US$400,000 Strategic Investment; (b) an acquisition, merger, strategic partnership, joint venture, financing, restructuring or other corporate transaction; or (c) an opportunity producing financial consolidation, recurring revenue, transaction fees, strategic assets or other measurable economic benefit.

5.3 Conditions for Credit. A transaction will qualify only if (a) Party A first introduced it to AIC; (b) AIC, NewCo or the applicable affiliate formally accepted it for evaluation or pursuit; (c) it was actually closed, funded or otherwise consummated within the Earn-Out Period; and (d) AIC’s Board determines in good faith that Party A made a significant, substantive contribution to origination, development, negotiation or closing, beyond merely making an initial introduction, and that the transaction produced a material economic benefit. No opportunity previously known to, actively pursued by or previously introduced to AIC, NewCo or their affiliates may be credited. No transaction may be counted twice.

Strategic Cooperation Agreement | AIC Inc / Maison Bouvier Inc.

5.4 Qualified Transaction Value. “Qualified Transaction Value” means (a) for financings, gross third-party capital actually funded and received; (b) for acquisitions, mergers and strategic investments, total transaction value stated in definitive closing documents; (c) for joint ventures and strategic partnerships, value reasonably determined by the Board based on economic value attributable to AIC; and (d) for consolidated businesses, fair value determined in good faith by the Board. The Board shall avoid double counting overlapping transactions or economic value.

5.5 Vesting Formula. The Earn-Out Shares shall vest proportionately at the rate of 1,000 Series B Preferred Shares for each US$50,000,000 of aggregate certified Qualified Transaction Value, up to 6,000 shares at US$300,000,000. The corresponding illustrative milestones are US$50 million / 1,000 shares; US$100 million / 2,000; US$150 million / 3,000; US$200 million / 4,000; US$250 million / 5,000; and US$300 million / 6,000. Fractional shares shall not be issued; any fractional entitlement shall be rounded down until additional value is certified. Vesting is subject to Section 5.3 and full funding under Section 4.3.

5.6 Board Certification. No Earn-Out Shares shall be earned or vested until AIC’s Board certifies the applicable Qualified Transaction Value and corresponding number of Earn-Out Shares in good faith. Its determination shall be final absent manifest error, and the Board may consult legal counsel, auditors, valuation professionals or other advisors. Any previously certified value shall be deducted from subsequent cumulative calculations.

5.7 Correction and Clawback. Subject to applicable law and the terms of the issued securities, AIC may correct a certification and seek cancellation, recovery or other lawful remedies if transaction values were materially overstated, introductions were materially misrepresented, or fraud occurred. Any recovery of already issued shares shall be implemented only through legally available procedures.

5.8 Share Rights and Compliance. The original form of Strategic Cooperation Agreement contemplates that each Series B Preferred Share is convertible into 1,000 Common Shares and carries an 8% cumulative preferred dividend. These rights shall apply only if, and to the extent, validly established in AIC’s applicable certificate of designation and definitive Share Grant Agreement. All issuance, vesting, conversion, dividend and retention rights are subject to Board approval, AIC’s charter and bylaws, applicable corporate and securities laws, SEC reporting and accounting requirements, stockholder or exchange approvals where applicable, and directors’ fiduciary duties. Nothing requires an unlawful issuance.

6. Services and Compensation

6.1 Party A may provide origination, financial analysis, business development, structuring, management and transaction execution support. Any management, advisory, service, structuring, success or closing fee shall require a separate written agreement approved by AIC or NewCo, as applicable, and shall be commercially reasonable and compliant with applicable law and related-party policies.

6.2 No fee is promised by this Agreement, and any permitted service or transaction fee is distinct from the Strategic Investment, NewCo ownership and Earn-Out Shares. No Party shall perform activities requiring broker-dealer, placement agent, investment adviser, lending or other licensing unless appropriately registered or exempt and expressly authorized.

6.3 Any dividends or distributions on Party A’s NewCo ownership shall be governed by NewCo’s definitive organizational documents and applicable law.

7. Deal Origination, Acceptance and Allocation

AIC and NewCo retain sole discretion to accept, reject, defer, reallocate or discontinue any proposed transaction, taking into account strategic fit, commercial viability, risk, available resources, regulatory considerations and execution feasibility. AIC shall consult Party A in good faith when practicable. Formal acceptance for evaluation does not constitute an obligation to close or a promise of equity vesting.

Strategic Cooperation Agreement | AIC Inc / Maison Bouvier Inc.

8. Reporting, Cooperation and Compliance

NewCo is expected to prepare monthly financial statements within 15 days of month-end, quarterly reports within 30 days of quarter-end and annual financial statements within 45 days of year-end, subject to its governing documents. Party A shall provide reasonably requested supporting information for transaction diligence, audit, compliance and reporting. Each Party shall comply with applicable law and refrain from representing that it may bind the other without written authorization.

9. Representations and Warranties

Each Party represents that it is duly organized, validly existing and in good standing under the laws of its jurisdiction; has requisite power and authority to execute and perform this Agreement; has obtained necessary corporate approvals; and its execution does not violate binding obligations. Party A further represents that it will not knowingly submit materially false transaction information or claim credit for opportunities not originated by it.

10. Termination and Effect

10.1 AIC may terminate this Agreement upon Party A’s material breach remaining uncured for 15 days after written notice, or immediately for fraud, willful misconduct or material reputational harm. Either Party may terminate by mutual written agreement.

10.2 Upon termination, Party A shall cease holding itself out as affiliated with AIC or NewCo. Accrued, properly approved compensation for completed services remains payable. NewCo equity shall be governed by its governing documents. Earn-Out Shares already duly vested and issued remain subject to their governing terms and lawful remedies; unvested Earn-Out Shares cease to be earnable upon termination, unless the Parties expressly agree otherwise in writing. Confidentiality and other provisions intended to survive shall survive.

11. Integrated Agreement Structure

This Agreement is intended to operate alongside a separate Investment Rights Agreement, Share Grant Agreement, and NewCo bylaws and/or management agreements. Each instrument governs its specific subject matter. In the event of a conflict, the more specific definitive agreement governs that subject matter, except that no such instrument shall be construed to treat the Earn-Out Shares as consideration for the US$400,000 Strategic Investment absent a written amendment expressly signed by both Parties.

12. Confidentiality

Each Party shall protect nonpublic financial, technical, commercial and proprietary information received from the other and use it only to evaluate or perform this Agreement. Disclosure is permitted to personnel, affiliates and professional advisors with a legitimate need to know and equivalent confidentiality obligations, or as required by law with prior notice when lawful. Exclusions include information publicly available without breach, previously lawfully known, or independently developed. Each Party shall exercise reasonable care, no less than it uses for its own confidential information. These obligations survive for three years after termination, or longer as required by law.

13. Governing Law and Jurisdiction

This Agreement shall be governed by Wyoming law without regard to conflict-of-laws rules. The Parties consent to the exclusive jurisdiction of state and federal courts located in Wyoming for disputes arising under this Agreement.

Strategic Cooperation Agreement | AIC Inc / Maison Bouvier Inc.

14. Miscellaneous

14.1 Amendments. Amendments must be in writing and signed by both Parties. 14.2 Assignment. Neither Party may assign this Agreement without the other Party’s prior written consent, except as expressly permitted in a definitive agreement. 14.3 Relationship. Nothing herein creates a general partnership, agency or fiduciary relationship between the Parties. 14.4 Entire Agreement. This Agreement and the definitive agreements identified in Section 11 constitute the contemplated integrated relationship, subject to their respective terms. 14.5 Counterparts and Electronic Signatures. This Agreement may be signed in counterparts and by electronic signature, each deemed an original.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Strategic Cooperation Agreement as of the Effective Date.

Alphega Innovations Corporation(“AIC”)

By:	/s/ Luis Carlos Ung
Name:	Luis Carlos Ung
Title:	CEO
Date:	11/03/2026

Maison Bouvier Inc. (“Party A”)

By:	/s/ Ihsan Karim
Name:	Ihsan Karim
Title:	Owner
Date:	11/03/2026

Strategic Cooperation Agreement | AIC Inc / Maison Bouvier Inc.